Exhibit 10.7

RESTRICTED STOCK AWARD AGREEMENT
UNDER THE MONOGRAM RESIDENTIAL TRUST, INC. SECOND AMENDED AND RESTATED INCENTIVE AWARD PLAN

Name of Grantee:
No. of Shares of Restricted Stock:
Grant Date:

Pursuant to the Monogram Residential Trust, Inc. Second Amended and Restated Incentive Award Plan (the “Plan”), Monogram Residential Trust, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $0.001 per share (the “Stock”), of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Board (or its delegate).

1.Award. The shares of Restricted Stock awarded hereunder shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below. The Grantee shall sign and deliver to the Company a copy of this Award Agreement.

2.Restrictions and Conditions.

(a)Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Board (or its delegate) in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b)Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c)Subject to Paragraph 3 below, if the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company.

3.Vesting of Restricted Stock. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary continuously through such Dates.

Incremental Number of Shares Vested	Vesting Date
(33⅓%)	The first anniversary of Grant Date
(33⅓%)	The second anniversary of Grant Date
(33⅓%)	The third anniversary of Grant Date

Notwithstanding anything herein to the contrary, in the event that the Grantee’s employment with the Company and its Subsidiaries is terminated by the Company or its subsidiaries (or any successor to any of them) without Cause in connection with and effective as of the date of, or within 12 months following, a Change of Control, then the restrictions and conditions in this Paragraph 3 shall lapse as to 100% of the unvested shares of Restricted Stock on the date of such termination.

4.Dividends. Dividends on shares of Restricted Stock shall be paid currently to the Grantee.

5.Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

6.Tax Withholding. Except in the case where the Grantee makes an election under Section 83(b) as provided in Paragraph 7 below, the Company shall satisfy its withholding tax obligation which arises in connection with the taxation of the Award by withholding from the shares of Stock to be released upon vesting that number of shares of Stock having a fair market value equal to no more than the amount necessary to satisfy the statutory minimum withholding amount due. If the Grantee makes an election under Section 83(b) as provided in Paragraph 7 below, the Grantee shall, no later than the date of such election, pay to the Company or make arrangements satisfactory to the Board (or its delegate) for payment of any Federal, state and local taxes required by law to be withheld on account of such election.

7.Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the Grant Date of this Award, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.

8.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

MONOGRAM RESIDENTIAL TRUST, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:	Grantee's Signature: